EXHIBIT 99.1

Kinark Corporation News Release

News For Release:   April 10, 1996

Contact:  Carolyn A. Fredrich
          Kinark Corporation
          (918) 494-0964


KINARK CORPORATION ANNOUNCES WITHDRAWAL OF RIGHTS OFFERING

     TULSA, OKLAHOMA - Kinark Corporation (AMEX:KIN) announced today that it is withdrawing a rights offering to its stockholders previously announced in October 1995. As disclosed in a Registration Statement filed with the Securities and Exchange Commission in September 1995, the Company planned to offer three nontransferable rights for each two shares common stock held, with each right entitling the holder to purchase one share of the Company's common stock. Kinark planned to use the proceeds of the rights offering to finance the acquisition of Rogers Galvanizing Company, to pay the related fees and expenses and for general corporate purposes.

     Other possible sources of financing for the acquisition of all or a majority portion of the outstanding capital stock of Rogers, including the possibility of a private placement of Kinark's common stock, were also evaluated. As a result, in January 1996, Kinark completed a private placement of its common stock by issuing 2,279,038 shares with gross proceeds of $5,697,595. Kinark acquired 68.9% of the outstanding stock of Rogers with the proceeds of the private placement, in transactions in February and March 1996.

     Kinark is currently evaluating options to raise additional funds to offer to acquire the remaining capital stock of Rogers, which options include a new rights offering to its stockholders during the second quarter of 1996. Kinark has not filed a registration statement relating to a new rights offering and no securities will be sold or offers accepted prior to the time a registration statement is filed and becomes effective.

     KINARK CORPORATION, with corporate headquarters in Tulsa, provides metals corrosion protection for industrial/commercial construction with galvanizing plants in Denver, Houston, Louisville, Nashville, St. Louis and Hurst (Dallas/Ft. Worth), Texas and operates chemical storage facilities in Chicago. Rogers operates four galvanizing plants in Tulsa and one in Kansas City.

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